Exhibit 99.1
For Immediate Release
RHI ENTERTAINMENT ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2008
•	Total revenues increased 130 percent to $53.4 million, compared to $23.2 million in the year-ago quarter

•	Library revenues increased 249 percent to $50.9 million, versus $14.6 million in the year-ago quarter

•	Adjusted EBITDA was a loss of $0.3 million, compared to a loss of $27.7 million in the year-ago quarter

•	Net Loss for the second quarter totaled $5.8 million compared to a Net Loss of $33.0 million during the year-ago period

•	Completed initial public offering; improved capital structure

•	RHI miniseries “Tin Man” received nine Emmy Award® nominations, including “Outstanding Miniseries”
New York, NY – August 7, 2008 – RHI Entertainment, Inc. (NASDAQ: RHIE), a leading developer, producer, and distributor of new made-for-television (MFT) movies, miniseries, and other television programming, today reported its financial results for the second quarter ended June 30, 2008.
“This was a solid quarter and first half of the year for RHI Entertainment, highlighted by significant growth in library revenues, impressive improvement in Adjusted EBITDA and the continued strength of our unique production model,” said Robert Halmi, Jr., President, Chief Executive Officer and Chairman of the Board of RHI Entertainment. “With our diverse slate of films, a robust library offering and the completion of our public offering, we are well situated to access new and exciting distribution partners, and to capitalize on the strong demand we are seeing for our content from both domestic and international distributors.”
Three Months Ended June 30, 2008:
Revenues for the three months ended June 30, 2008 grew 130 percent to $53.4 million, compared to $23.2 million for the three months ended June 30, 2007, driven by increased library revenue during the quarter. Library revenue grew approximately 250 percent to $50.9 million, compared to $14.6 million in the year–ago quarter, primarily due to the increased fees earned on the exploitation of available programming after the expiration of prior license agreements. Additionally, the Company recorded $4.2 million in revenue during the three months ended June 30, 2008 related to the distribution of programming on ION. The arrangement with ION did not commence until June 2007 and, consequently, there was no related revenue during the comparable period of 2007.
Production revenue was $2.6 million, compared to $8.7 million during the second quarter of 2007. The decrease is primarily attributable to the timing of film deliveries, specifically related to the Company’s shift in strategy to premier a variety of its films on video-on-demand (VOD). While the short, typically 90-day, VOD windows earn royalty-based revenue, they delay the recognition of revenue associated with domestic initial license fees.
Cost of sales were $33.1 million in the second quarter, up from $13.9 million in the year-ago quarter. The gross profit margin for the quarter declined 2 percent year over year to 38 percent, largely as a result of the amortization of the minimum guarantee payment to ION. There was no corresponding amortization in the year-ago period.
Adjusted EBITDA was a loss of $0.3 million for the second quarter of 2008 compared with a loss of $27.7 million in the prior-year period. The increase is primarily attributed to the increase in library revenues during the second quarter of 2008.
Net loss for the quarter totaled $5.8 million compared with a net loss of $33.0 million during the year-ago period. Loss per share was $0.28 and only relates to the period from June 23, 2008 through June 30, 2008 (successor) subsequent to the initial public offering.
Six Months Ended June 30, 2008:
Total revenues for the six months ended June 30, 2008 were $75.7 million, up 152 percent from $30.0 million during the same period of 2007. The increase is attributable to the same reasons described above for the three-month period.
Library revenue, the main contributor to total revenue growth, was $68.1 million, versus $21.3 million in the first half of 2007. This increase was primarily due to the increased fees earned on the exploitation of available programming after expiration of prior license agreements, as well as $8.7 million of revenue related to the distribution of programming on ION. There was no related ION revenue for the comparable period of 2007.
Production revenue totaled $7.5 million, compared to $8.7 million in the year-ago period. The decrease is primarily attributable to the aforementioned timing of film deliveries.
Cost of sales for the first half of 2008 were $50.7 million, compared to $18.9 million in the same period of 2007. Gross profit percentage for the first six months of the year decreased to 33 percent from 37 percent as a result of an amortization of the minimum guarantee payment to ION. There was no corresponding amortization of ION in the prior-year period.

The Company reported an Adjusted EBITDA loss of $18.8 million for the first six months of 2008, compared with a loss of $64.1 million for the same period in 2007, largely driven by increased library revenues.
Net loss for the first six months of 2008 totaled $26.0 million, compared with a net loss of $50.2 million during the first six months of 2007. Loss per share was $0.28 and only relates to the period from June 23, 2008 through June 30, 2008 (successor) subsequent to the initial public offering.
For the full year 2008, the Company anticipates delivery of 35 to 40 MFT movies and miniseries, the majority of which will not be delivered until the third and fourth quarters of 2008. The Company anticipates that timing of film deliveries will continue to have variability on a quarter-by-quarter basis.
Liquidity and Capital Resources
As of June 30, 2008, RHI Entertainment’s credit facilities included: (i) two first lien facilities, a $175.0 million term loan and a $350.0 million revolving credit facility; and (ii) a $55.0 million senior second lien term loan. As of June 30, 2008, all its debt was variable rate and totaled $548.2 million. To manage the related interest rate risk, the Company has entered into interest rate swap agreements. As of June 30, 2008, the Company had floating to fixed interest rate swaps outstanding in the notional amount of $435.0 million, effectively converting that amount of debt from variable rate to fixed rate.
As of June 30, 2008 the Company had $5.3 million in cash and $28.4 million of availability under the revolver. On August 7, 2008, the Company received $19.6 million in proceeds from $20.0 million of additional loans from an affiliate of JPMorgan Chase Bank, N.A. (JPM) under its existing second lien credit facility, which will be used to repay a portion of outstanding borrowings under its revolving credit facility and to optimize its liquidity in connection with the production of its planned film slate. In addition, certain affiliates of Kelso have guaranteed the entire amount of the incremental loans to JPM (but not any subsequent assignee) and have also agreed to purchase the loans from JPM on December 7, 2008 if JPM has not sold such loans to third parties or if the loans have not otherwise been repaid by that date.  In addition to the above, from time to time the Company may consider opportunities to improve its capital structure, and may seek additional capital and/or liquidity through alternative financings or financing commitments, subject to market conditions and the availability of attractive terms.
Interest expense, which is net of capitalized interest and includes amortization of debt issuance costs, totaled $10.6 million for the three months ended June 30, 2008 and $22.4 million for the six months ended June 30, 2008.
Conference Call & Webcast

RHI’s senior management will host a conference call to discuss its second quarter 2008 financial results on Thursday, August 7, 2008 at 5:00 pm ET. Interested parties in the United States and Canada may dial (866) 406-5408. Those participants outside of the U.S. and Canada may dial (973) 582-2770. The conference call I.D. is 56721737.
A replay of the earnings call will be available beginning three hours after the completion of the call on Thursday, August 7, 2008 through August 21, 2008. To hear the replay, callers in the U.S. and Canada may dial (800) 642-1687 and international callers may dial (706) 645-9291. The conference call ID number is 56721737.
This call is also being web cast and can be accessed at RHI Entertainment’s Investor Relations Web site at http://ir.rhitv.com.
About RHI Entertainment
RHI Entertainment (NASDAQ: RHIE) develops, produces and distributes new made-for-television movies, miniseries and other television programming worldwide, and is the leading provider of new long-form television content in the United States. Under the leadership of Robert Halmi, Sr. and Robert Halmi, Jr., RHI has produced and distributed thousands of hours of quality television programming, and RHI’s productions have received more than 100 Emmy Awards. During 2007, RHI developed, produced and distributed 43 new television movies and miniseries to broadcast and cable networks around the world. In addition to the development, production and distribution of new content, RHI owns rights to approximately 1,000 titles, or over 3,500 broadcast hours of long-form television programming, which are licensed to broadcast and cable networks and new media outlets globally.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding RHI Entertainment, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by RHI Entertainment, Inc., as well as from risks and uncertainties beyond RHI Entertainment, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant customers and distributors, receipt of payment for license fees from our customers and distributors, the ability to attract new customers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new distribution platforms, the ability to adequately protect our intellectual property, and general economic conditions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk

Factors” described in RHI Entertainment, Inc.’s prospectus dated June 17, 2008 and the Company’s other public filings with the Securities and Exchange Commission. These forward-looking statements reflect RHI Entertainment, Inc.’s expectations as of the date of this release. RHI Entertainment, Inc. undertakes no obligation to update the information provided herein.

RHI ENTERTAINMENT, INC.
Financial Highlights
(In millions)

	Three Months ended	Three Months ended
	June 30, 2008	June 30, 2007	% Change
Production Revenue	$2.6	$8.7	(70%)
Library Revenue	50.9	14.6	249%
Total Revenue	53.4	23.2	130%
Gross Profit %	38%	40%	(2%)
Net Loss	(5.8)	(33.0)	N/A
Adjusted EBITDA	$(0.3)	$(27.7)	N/A

	Six Months ended	Six Months ended
	June 30, 2008	June 30, 2007	% Change
Production Revenue	$7.5	$8.7	(13%)
Library Revenue	68.1	21.3	220%
Total Revenue	75.7	30.0	152%
Gross Profit %	33%	37%	(4%)
Net Loss	(26.0)	(50.2)	N/A
Adjusted EBITDA	$(18.8)	$(64.1)	N/A

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Period from		Three Months	Three Months
	June 23, 2008	Period from	Ended	Ended
	to June 30,	April 1, 2008 to	June 30,	June 30,
(in thousands)	2008	June 22, 2008	2008	2007
	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined (1)	Predecessor
Revenue
Production revenue	$932	$1,661	$2,593	$8,682
Library revenue	1,489	49,363	50,852	14,553

Total revenue	2,421	51,024	53,445	23,235
Cost of sales	1,303	31,818	33,121	13,924

Gross profit	1,118	19,206	20,324	9,311
Other costs and expenses:
Selling, general and administrative	732	12,913	13,645	13,088
Amortization of intangible assets	36	314	350	332
Fees paid to related parties:
Management fees	—	137	137	150
Termination fee	6,000	—	6,000	—

Income (loss) from operations	(5,650)	5,842	192	(4,259)
Other (expense) income:
Interest expense, net	(819)	(9,805)	(10,624)	(12,540)
Interest income	3	15	18	51
Loss on extinguishment of debt	—	—	—	(17,297)
Other (expense) income, net	67	(181)	(114)	296

Loss before income taxes and non-controlling interest in loss of consolidated entity	(6,399)	(4,129)	(10,528)	(33,749)
Income tax benefit (provision)	(83)	2,111	2,028	790

Loss before non-controlling interest in loss of consolidated entity	(6,482)	(2,018)	(8,500)	(32,959)
Non-controlling interest in loss of consolidated entity	2,742	—	2,742	—

Net loss	$(3,740)	$(2,018)	$(5,758)	$(32,959)

Basic and diluted loss per share	$(0.28)	N/A	N/A	N/A

(1)	Represents the combined results for the Pre-IPO and Post-IPO period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Pre-IPO and Post-IPO results. We believe the combined results help to provide a presentation of our results for comparability purposes.

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Period from		Six Months	Six Months
	June 23, 2008	Period from	Ended	Ended
	to June 30,	January 1, 2008	June 30,	June 30,
(in thousands)	2008	to June 22, 2008	2008	2007
	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined (1)	Predecessor
Revenue
Production revenue	$932	$6,602	$7,534	$8,682
Library revenue	1,489	66,643	68,132	21,295

Total revenue	2,421	73,245	75,666	29,977
Cost of sales	1,303	49,396	50,699	18,881

Gross profit	1,118	23,849	24,967	11,096
Other costs and expenses:
Selling, general and administrative	732	25,802	26,534	20,621
Amortization of intangible assets	36	671	707	664
Fees paid to related parties:
Management fees	—	287	287	300
Termination fee	6,000	—	6,000	—

Loss from operations	(5,650)	(2,911)	(8,561)	(10,489)
Other (expense) income:
Interest expense, net	(819)	(21,559)	(22,378)	(25,739)
Interest income	3	34	37	103
Loss on extinguishment of debt	—	—	—	(17,297)
Other income, net	67	706	773	383

Loss before income taxes and non-controlling interest in loss of consolidated entity	(6,399)	(23,730)	(30,129)	(53,039)
Income tax (provision) benefit	(83)	1,518	1,435	2,800

Loss before non-controlling interest in loss of consolidated entity	(6,482)	(22,212)	(28,694)	(50,239)
Non-controlling interest in loss of consolidated entity	2,742	—	2,742	—

Net loss	$(3,740)	$(22,212)	$(25,952)	$(50,239)

Basic and diluted loss per share	$(0.28)	N/A	N/A	N/A

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

RHI ENTERTAINMENT, INC.
Unaudited Adjusted EBITDA
(In thousands)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	Combined (1)	Predecessor	Combined (1)	Predecessor
Net loss	$(5,758)	$(32,959)	$(25,952)	$(50,239)
Non-controlling interest in loss of consolidated entity	(2,742)	—	(2,742)	—
Interest expense, net	10,624	12,540	22,378	25,739
Depreciation of fixed assets	48	53	97	103
Income tax benefit	(2,028)	(790)	(1,435)	(2,800)
Amortization of film production costs	31,607	12,167	44,613	15,996
Amortization of intangible assets	350	332	707	664
Capitalized film production costs, net of changes in accrued film production costs	(38,377)	(40,011)	(62,502)	(74,519)
Loss on extinguishment of debt	—	17,297	—	17,297
Financing-related expenses	6,000	3,650	6,000	3,650

Adjusted EBITDA (2)	$(276)	$(27,721)	$(18,836)	$(64,109)

(1)	Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

(2)	Adjusted EBITDA represents net loss before non-controlling interest in loss of consolidated entity, interest expense, net, income tax (benefit) expense, depreciation of fixed assets, amortization of film production costs, amortization of intangible assets and any loss on extinguishment of debt and financing-related expenses, reduced by our capitalized film production costs net of changes in accrued film production costs during the applicable period. We deduct our capitalized film production costs net of changes in accrued film production costs because we consider our film production spending to be a material aspect of our ongoing operating performance. We add back any loss on extinguishment of debt and financing-related expenses because we do not consider it to be a material aspect of our ongoing operating performance.
We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe a comparable measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present Adjusted EBITDA or a comparable measure when reporting their results. We also use Adjusted EBITDA for the following purposes: our management uses Adjusted EBITDA to assess our operating performance; our compensation committee judges the performance of our executives and calculates their compensation, at least in part, based on our Adjusted EBITDA performance; and Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

Adjusted EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA has limitations as an analytical tool, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.
You are encouraged to evaluate such adjustments and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to, among others, the following limitations:
• Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
• Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
• Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
• although depreciation and certain amortization expenses are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future; and
• other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. See the statements of cash flows included in our consolidated financial statements.

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	(Successor)	(Predecessor)
	June 30, 2008	December 31, 2007
Assets
Cash	$5,267	$1,407
Accounts receivable, net of allowance for doubtful accounts and discount to present value of $10,455 and $6,311, respectively	112,226	113,759
Film production costs, net	767,398	754,337
Property and equipment, net	383	399
Prepaid and other assets, net	32,328	20,055
Intangible assets, net	2,893	3,600
Goodwill	59,838	59,838

Total assets	$980,333	$953,395

Liabilities and Stockholders’ / Member’s Equity
Accounts payable and accrued liabilities	$43,136	$40,172
Accrued film production costs	127,827	132,656
Debt	548,189	655,951
Deferred revenue	21,377	24,203
Non-controlling interest in consolidated entity	101,437	—

Total liabilities	841,966	852,982

Member’s equity	—	112,270

Stockholders’ equity
Common stock, par value $0.01 per share;125,000 shares authorized and 13,500 shares issued and outstanding	135	—
Additional paid-in capital	148,988	—
Retained deficit	(3,740)	—
Accumulated other comprehensive loss	(7,016)	(11,857)

Total stockholders’ / member’s equity	138,367	100,413

Total liabilities and stockholders’ / member’s equity	$980,333	$953,395

RHI ENTERTAINMENT, INC.
Unaudited Selected Cash Flow Information
(In thousands)

	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined	Predecessor
	Period from	Period from	Six Months	Six Months
	June 23,	January 1,	Ended	Ended
	2008 to June	2008 to June	June 30,	June 30,
	30, 2008	22, 2008	2008	2007

Net cash used in operating activities	$(11,904)	$(32,331)	$(44,235)	$(60,601)
Net cash used in investing activities	—	(81)	(81)	(118)
Net cash (used in) provided by financing activities	(16,344)	64,520	48,176	66,072
Cash (end of period)	5,267	33,515	5,267	9,104
Contacts:
Investors
Erica Bartsch
Sloane & Company
Ebartsch@Sloanepr.com
212-446-1875
Media
Elizabeth Fluke
Sloane & Company
Efluke@Sloanepr.com
212-446-1887